Exhibit 4.51
Dated 7 March 2017
CHAMPION OCEAN NAVIGATION CO.
as Borrower

and

SEANERGY MARITIME HOLDINGS CORP.
as Guarantor

and

NATIXIS
 as Lender

SUPPLEMENTAL AGREEMENT

relating to a loan facility agreement dated 2 December 2015
in the amount of (originally) up to $39,412,000

Index
Clause	Page

1	Definitions	2
2	Representations and Warranties	2
3	Agreement of the Lender	3
4	Conditions	4
5	Variations to Facility Agreement and Security Documents	5
6	Expenses	6
7	Communications	7
8	Supplemental	7
9	Law and Jurisdiction	7
Schedule 1 Effective Date Certificate		8
Execution Pages		9

THIS SUPPLEMENTAL AGREEMENT is dated 7 March 2017 and made between:
PARTIES
(1)
NATIXIS, a "société anonyme", located at 30, Avenue Pierre Mendès-France, F-75013 Paris, France with a share capital of 5,019,319,328, registered in Paris, France under number 542044524 as lender (the "Lender");

(2)
SEANERGY MARITIME HOLDINGS CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as guarantor (the "Guarantor"); and

(3)	CHAMPION OCEAN NAVIGATION CO., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia as borrower (the "Borrower").
BACKGROUND
(A)
By a facility agreement dated 2 December 2015 (the "Facility Agreement") and made between (i) the Borrower as borrower, (ii) the Guarantor as guarantor and (iii) the Lender as lender, the Lender agreed to make available to the Borrower a loan facility of (originally) up to $39,412,000 (the "Loan") for the purpose of partially financing the acquisition cost of the motor vessel "CHAMPIONSHIP".

(B)	The outstanding principal amount of the Loan as at the date hereof is $39,412,000.
(C)
The Borrower and the Guarantor have requested that the Lender agrees to (a) certain terms in a separate settlement agreement entered or to be entered by and between (inter alios) (i) the Borrower as borrower, (ii) the Guarantor as guarantor and (iii) the Lender as lender and (b) the waiver of the application:

(i)
of the security cover requirement set out in clause 23.1 (Minimum required security cover)of the Facility Agreement during the period commencing on 1 February 2017 and ending on the Termination Date (hereinafter defined);

(ii)	of the Financial Covenant requirements set out in clause 18.1 of the Facility Agreement during the period commencing on the Deferred Testing Date and ending on the Termination Date; and
(iii)	of the Borrower's Minimum Liquidity requirements set out in clause 18.3 of the Facility Agreement during the period commencing on 1 January 2018 and ending on the Termination Date,
(the "Request").
(D)	This Supplemental Agreement sets out the terms and conditions on which the Lender agrees to:
(i)	the Request; and
(ii)	the consequential amendments to the Facility Agreement and the other Security Documents.
OPERATIVE PROVISIONS
NOW THEREFORE IT IS HEREBY AGREED

1	DEFINITIONS
1.1	Defined Expressions
Words and expressions defined in the Facility Agreement and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Supplemental Agreement.
1.2	Definitions
In this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:
"Additional Documents" means each of this Supplemental Agreement and the Mortgage Addendum and, in the plural, means both of them.
"Effective Date" means the date on which the conditions precedent in Clause 4 are satisfied as confirmed by the Effective Date Certificate;
"Effective Date Certificate" means a certificate to be executed by the Lender and issued to the Borrower and the Guarantor to this Supplemental Agreement in the form set out in the Schedule hereto;
"Facility Agreement" means the facility agreement dated 2 December 2015 referred to in Recital (A) as from time to time amended and/or supplemented;
"Mortgage" means the first preferred Liberian ship mortgage dated 7 December 2015 and executed by the Borrower as mortgagor in favour of the Lender as mortgagee over m.v. "CHAMPIONSHIP" (ex "MAXIMUS").
"Mortgage Addendum" means the first mortgage addendum to the Mortgage.
"Termination Date" means 2 May 2018.
1.3
Application of construction and interpretation provisions of Facility Agreement.  Clauses 1.2 to 1.5 inclusive of the Facility Agreement apply, with any necessary modifications, to this Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES
2.1	Repetition of Facility Agreement representations and warranties
Each of the Borrower and the Guarantor hereby represents and warrants to the Lender, as at the date of this Supplemental Agreement, that the representations and warranties set forth in clause 16 of the Facility Agreement as amended and supplemented by this Supplemental Agreement and updated with appropriate modifications to refer to this Supplemental Agreement and, where appropriate, the Mortgage Addendum, are true and correct as if all references therein to "this Agreement" were references to the Facility Agreement as further amended by this Supplemental Agreement.
2.2	Further representations and warranties
The Borrower and the Guarantor hereby further represent and warrant to the Lender that as at the date of this Supplemental Agreement:
(a)
they are duly incorporated and validly existing and in good standing under the laws of the Republic of Liberia and the Republic of the Marshall Islands respectively and have full power to enter into and perform their obligations under the Additional Documents to which they are a party and have complied with all statutory and other requirements relative to their business;
(b)
they do not have an established place of business in the United Kingdom or in the United States of America and, in the case of the Borrower, its head office functions are carried out at c/o 16 Grigoriou Lambraki, 16674 Glyfada, Athens, Greece and, in the case of the Guarantor, it is a US-listed company;

(c)
all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of the Additional Documents to which they are a party and all other documents to be executed in connection with the amendments to the Facility Agreement and the other Security Documents as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Facility remains outstanding;

(d)
they have taken all necessary corporate and other action to authorise the execution, delivery and performance of their obligations under the Additional Documents to which they are a party and such other documents to which they are party and such documents do or will upon execution thereof constitute their valid and binding obligations enforceable in accordance with their respective terms;

(e)
the execution, delivery and performance of the Additional Documents to which they are a party and all such other documents as contemplated hereby does not and will not, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Facility remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower and the Guarantor or on any of their property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Security Documents) on any of such property or assets; and

(f)
they have fully disclosed in writing to the Lender all facts which they know or which they should reasonably know and which are material for disclosure to the Lender in the context of the Additional Documents and all information furnished by the Borrower and the Guarantor on their behalf relating to their business and affairs in connection with the Additional Documents was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	AGREEMENT OF THE LENDER
3.1	Agreement of the Lender
The Lender, relying upon each of the representations and warranties set out in Clauses 2 of this Supplemental Agreement, hereby agrees with the Borrower and the Guarantor, to:
(a)	the Request; and
(b)	the amendments/variations to the Facility Agreement and the other Security Documents referred to in Clause 5.
3.2	Effect of Lender's Agreement
The agreement of the Lender contained in Clause 3.1 shall have effect on and from the Effective Date.

4	CONDITIONS
4.1	Conditions precedent
The agreement of the Lender contained in Clause 3.1 of this Supplemental Agreement shall all be expressly subject to the condition that the Lender shall have received in form and substance satisfactory to it and its legal advisers on or before the Effective Date:
(a)
an original certificate by an officer of each Transaction Obligor (other than any third party Approved Manager) specifying their respective directors and officers and certifying that the constitutional documents previously received by the Lender remain true and have not been amended, modified or revoked and are in full force and effect as of the date of this  Supplemental Agreement;

(b)	an original certificate evidencing that each Transaction Obligor (other than any third party Approved Manager) remains in good standing in their relevant jurisdiction of incorporation;
(c)
true and complete copies of the resolutions passed at separate meetings of the Board of Directors of each Transaction Obligor (other than any third party Approved Manager) approving the execution of this Supplemental Agreement and, in case of the Borrower,  the Mortgage Addendum and authorising their directors or other representatives to execute the same on their behalf;

(d)
true and complete copies of a resolution signed by the shareholder(s) of each Transaction Obligor (other than any third party Approved Manager or the Guarantor) as the holder(s) of the issued shares in that Transaction Obligor, approving the execution of this Supplemental Agreement and, in case of the Borrower,  the Mortgage Addendum and authorising their directors or other representatives to execute the same on their behalf;

(e)
an original power of attorney of any Transaction Obligor (other than any third party Approved Manager) authorising a specified person or persons to execute this Supplemental Agreement and, in case of the Borrower,  the Mortgage Addendum;

(f)	an original of this Supplemental Agreement duly executed by the parties hereto and counter-signed by the Approved Commercial Manager and the Approved Technical Manager;
(g)	an original of the Mortgage Addendum duly executed by the Borrower;
(h)	documentary evidence that the Mortgage Addendum has been duly recorded against m.v. "CHAMPIONSHIP" as a valid addendum to the Mortgage according to the laws of the Republic of Liberia;
(i)
evidence satisfactory to the Lender that any and all costs and expenses due and payable pursuant to clauses 13 (Other Indemnities) and 14 (Costs and Expenses) of the Facility Agreement (as amended and supplemented by this Supplemental Agreement) have been paid in full;

(j)
certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement and the Mortgage Addendum (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate; and

(k)
evidence that the agent referred to in clause 42.2 of the Facility Agreement (as amended and supplemented by this Supplemental Agreement) has accepted its appointment as agent for service of process under this Supplemental Agreement.

4.2	Waiver of conditions precedent
If the Lender, in its absolute discretion, confirms that the Effective Date has taken place before certain of the conditions referred to in Clause 4.1 are satisfied, each of the Borrower and the Guarantor shall ensure that those conditions are satisfied within a maximum of 5 Business Days after the Effective Date.
5	VARIATIONS TO FACILITY AGREEMENT AND SECURITY DOCUMENTS
5.1	Specific amendments to Facility Agreement
In consideration of the agreement of the Lender contained in Clause 3.1 of this Supplemental Agreement, the Borrower and the Guarantor hereby agree with the Lender that the provisions of the Facility Agreement shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:
(a)	by deleting the definitions "Deferred Repayment Date" and "Deferred Testing Date" in clause 1.1 thereof in its entirety;
(b)	by deleting the reference to "26 February 2021" in the definition of "Termination Date" in clause 1.1 thereof and replacing it with "2 May 2018";
(c)	by deleting clause 6.1 thereof in its entirety and replacing it with the following new clause:
"6.1        Repayment of Loan
The Borrower shall repay the Loan by three (3) repayment instalments, the first two in an amount of $2,000,000 and the third in an amount of $3,000,000 (each, a "Repayment Instalment") and a last and final balloon instalment in the sum of $32,412,000 (the "Balloon Instalment"), the first Repayment Instalment of which shall be repaid on 28 April 2017, the second Repayment Instalment on 30 June 2017, the third Repayment Instalment on 29 September 2017 and the Balloon Instalment on the Termination Date.";
(d)	by deleting clause 16.33 thereof in its entirety and replacing with the following new clause:
"16.33    Place of business
No Transaction Obligor has a place of business in the United Kingdom or in the United States of America and, in the case of the Borrower, its head office functions are carried out at c/o 16 Grigoriou Lambraki, 16674 Glyfada, Athens, Greece and, in the case of the Guarantor, it is a US-listed company.";
(e)	by deleting the words "following the Deferred Testing Date" in paragraph (a) of clause 17.3 thereof;
(f)
by deleting the words "commencing on the Deferred Testing Date and at all other times during the Security Period" in clause 18.1 thereof and replacing them with "Except for the duration of the period commencing on the date of this Agreement and ending on  the Termination Date";

(g)	by deleting clause 18.2 thereof in its entirety and replacing it with the following new clause;
"18.2      Testing Date
Except for the duration of the period commencing on the date of this Agreement and ending on the Termination Date, the financial covenants of Clause 18.1 shall be tested on any quarterly and yearly period.";

(h)
by deleting the words "during the period commencing on 1 January 2018" in clause 18.3 thereof and replacing them with "Except for the duration of the period commencing on the date of this Agreement and ending on  the Termination Date";

(i)	by deleting the words "the Deferred Repayment Date" in the second and third line of paragraph (b) of clause 19.25 thereof and replacing them with "28 April 2017";
(j)
by deleting the words "Commencing on 1 February 2017" in clause 23.1 thereof and replacing them with "Except for the duration of the period commencing on the date of this Agreement and ending on  the Termination Date";

(k)
by construing all references therein to "this Agreement" where the context admits as being references to "this Agreement as the same is amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended"; and

(l)	by construing references to each of the Security Documents as being references to each such document as it is from time to time supplemented and/or amended.
5.2	Amendments to Security Documents
With effect on and from the Effective Date each of the Security Documents (other than the Facility Agreement and the Mortgage which is amended and supplemented by the Mortgage Addendum) shall be, and shall be deemed by this Supplemental Agreement to have been, amended as follows:
(a)
the definition of, and references throughout each of the Security Documents to, the Facility Agreement and any of the other Security Documents shall be construed as if the same referred to the Facility Agreement and those Security Documents as amended and supplemented by this Supplemental Agreement;

(b)
the definition of, and references throughout each of the Security Documents to, the Mortgage shall be construed as if the same referred to the Mortgage as amended and supplemented by the Mortgage Addendum; and

(c)
by construing references throughout each of the Security Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Security Documents as amended and supplemented by this Supplemental Agreement.

5.3	Security Documents to remain in full force and effect
The Security Documents shall remain in full force and effect and the security constituted by any Security Document shall continue and remain valid and enforceable as amended and supplemented by:
(a)
the amendments to the Security Documents contained or referred to in Clause 5.1 (Specific amendments to Facility Agreement) and Clause 5.2 (Amendments to Security Documents) and the Mortgage Addendum; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect, to the terms of this Supplemental Agreement.

6	EXPENSES
6.1
The provisions of clause 14 (Costs and Expenses) of the Facility Agreement shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary amendments.

7	COMMUNICATIONS
7.1	General
The provisions of clause 32 (Notices) of the Facility Agreement, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.
8	SUPPLEMENTAL
8.1	Counterparts
This Supplemental Agreement may be executed in any number of counterparts.
8.2	Third Party rights
A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.
9	LAW AND JURISDICTION
9.1	Governing law
This Supplemental Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
9.2	Incorporation of the Facility Agreement provisions
The provisions of clause 41 (Law and Jurisdiction) of the Facility Agreement, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications
This Supplemental Agreement has been duly executed by or on behalf of the parties and has, on the date stated at the beginning of this Supplemental Agreement, been delivered as a Deed.

SCHEDULE 1

EFFECTIVE DATE CERTIFICATE

To:	CHAMPION OCEAN NAVIGATION CO. as borrower SEANERGY MARITIME HOLDINGS CORP. as guarantor c/o 16 Grigoriou Lambraki 16674 Glyfada, Athens Greece

[●] March 2017
Supplemental Agreement dated [●] March 2017 made between (i) Champion Ocean Navigation Co. as borrower (the "Borrower"), (ii) Seanergy Maritime Holdings Corp. as guarantor (the "Guarantor") and (iii) Natixis as lender (the "Lender") relating to a facility agreement dated 2 December 2015 made between the Borrower as borrower, the Guarantor as guarantor and the Lender as lender in respect of a loan facility of (originally) up to US$39,412,000 (as amended and supplemented from time to time, the "Facility Agreement")
Dear Sirs,
We refer to the Facility Agreement.
Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.
This is the Effective Date Certificate (referred to in the supplemental agreement to the Facility Agreement dated [●] March 2017) and it is confirmed that the Effective Date is [●].
Yours faithfully

for and on behalf of
NATIXIS

EXECUTION PAGES
LENDER

EXECUTED AS A DEED by	)
ANDREAS GIAKOUMELOS	)/s/ANDREAS GIAKOUMELOS
for and on behalf of	)
NATIXIS	)
in the presence of:	)

Beren Shorman
Trainee Solicitor

GUARANTOR

EXECUTED AS A DEED by	)
THEODORA MITROPETROU	)/s/THEODORA MITROPETROU
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of:	)

MARIA MOSCHOPOULOU	/s/MARIA MOSCHOPOULOU

BORROWER

EXECUTED AS A DEED by	)
THEODORA MITROPETROU	)/s/THEODORA MITROPETROU
for and on behalf of	)
CHAMPION OCEAN NAVIGATION CO.	)
in the presence of:	)
/s/MARIA MOSCHOPOULOU
MARIA MOSCHOPOULOU

COUNTERSIGNED this day 7 of March 2017 for and on behalf of each of the following companies which, by their execution hereof, confirm and acknowledge that they have read and understood the terms and conditions of this Deed, that they agree in all respects to the same and that the Security Documents to which they are respectively a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower and the Guarantor under the Facility Agreement.

/s/NIKOLAOS FRANTZESKAKIS

NIKOLAOS FRANTZESKAKIS for and on behalf of: Fidelity Marine Inc. (as commercial manager)

/s/CHRISTOS IOANNIDES - DIRECTOR

CHRISTOS IOANNIDES - DIRECTOR for and on behalf of: V. Ships Limited (as technical manager)

7 March 2017